Exhibit 23.6

Consent of Independent Accountants

The Board of Directors

Apple REIT Eight, Inc.

Richmond, Virginia

We consent to the following with respect to Post-Effective Amendment No. 2 on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Eight, Inc.:

(1)	the use of our report dated March 12, 2008 with respect to the balance sheets of the Charlotte/Matthews Hilton Hampton Inn Hotel as of December 31, 2007 and 2006, and the related statements of members’ equity, operations and cash flows for the years then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ L.P. Martin & Company, P.C.

Richmond, Virginia

March 26, 2008